                                   EXHIBIT 12

                   ALCO STANDARD CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                             3 MONTHS        FISCAL YEAR ENDED SEPTEMBER 30
                              ENDED   ---------------------------------------------
                             12/31/93   1993      1992     1991     1990     1989
                             -------- --------  -------- -------- -------- --------
EARNINGS
  Income from continuing
   operations...........     $31,854  $  7,615  $104,217 $ 76,642 $ 64,300 $ 81,106
  Add:
    Loss from
     unconsolidated
     affiliate..........         736     2,538
    Provision for income
     taxes..............      21,524    16,984    68,303   49,160   47,160   16,711
    Fixed charges.......      24,126    86,615    70,168   68,748   66,361   51,412
                             -------  --------  -------- -------- -------- --------
  Earnings, as adjusted. (A) $78,240  $113,752  $242,688 $194,550 $177,821 $149,229
                             =======  ========  ======== ======== ======== ========
FIXED CHARGES
  Other interest ex-
   pense, including in-
   terest on capital
   leases...............     $18,435  $ 63,851  $ 51,203 $ 53,173 $ 52,942 $ 40,062
  Estimated interest
   component of rental
   expense..............       5,691    22,764    18,965   15,575   13,419   11,350
                             -------  --------  -------- -------- -------- --------
  Total fixed charges... (B) $24,126  $ 86,615  $ 70,168 $ 68,748 $ 66,361 $ 51,412
                             =======  ========  ======== ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES
          (A) divided by (B)     3.2       1.3*      3.5      2.8      2.7      2.9
                                 ===       ===       ===      ===      ===      ===

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* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges for fiscal 1993 is 3.3.